Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-217966 and 333-214888 on Form S-3 and in Registration Statement Nos. 333-215511 and 333-187796 on Form S-8 of our report dated February 19, 2018, relating to the consolidated financial statements and financial statement schedules of Hi-Crush Partners LP, and the effectiveness of Hi-Crush Partners LP's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Hi-Crush Partners LP for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP
Houston, Texas
February 19, 2018